EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
PROVIDES UPDATED INFORMATION WITH RESPECT TO
REAL ESTATE OWNED AND NON EARNING LOANS

Great Neck, New York – June 2, 2008 – BRT REALTY TRUST (NYSE:BRT) today provided the following updated information with respect to its real estate portfolio and non-earning loans:

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In a press release issued on May 8, 2008 BRT reported that it had entered into a contract to sell for a consideration of $27,300,000, a residential apartment complex acquired by it in the quarter ended March 31, 2008. The contract of sale provides the Buyer with a right to terminate the contract during a due diligence period. The Buyer has terminated the contract of sale within the due diligence period.

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Five loans, with an aggregate principal balance of $36,577,000 to five separate borrowers controlled by one individual, became non-earning in the quarter ended March 31, 2008. These loans are secured by six multi-family properties located in Tennessee. All of these properties are the subject of a contract of sale to an unrelated third party, which provides for a due diligence period. BRT, which has been receiving the cash flow from these properties, has deferred commencement of foreclosure actions with respect to these six properties in order to facilitate the sale of these properties by the owners (its borrowers). BRT’s management has learned that the buyer has requested extension of the due diligence period and commenced discussions with the owners to renegotiate the price. Accordingly, BRT’s management has determined that it is in BRT’s best interests to have foreclosure actions commenced as soon as possible with respect to each of these loans in order for BRT to obtain control of these properties.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including foreclosure activities. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including, with respect to a non-performing loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100